RIVERBRIDGE PARTNERS, LLC

RULES OF CONDUCT

Adopted September 1, 2004

Updated February 1, 2019

CODE OF ETHICS

All employees1 should conduct themselves with integrity and dignity and act in an ethical manner in their dealings with the public, clients, customers, employers, employees and fellow analysts.

All employees must place the integrity of the investment profession and the interests of clients above their own personal interests.

All employees should conduct themselves and should encourage others to practice financial analysis in a professional and ethical manner that will reflect credit on themselves and their profession.

All employees should act with competence and should strive to maintain and improve their competence and that of others in the profession.

All employees should use reasonable care and prudent judgment when managing client assets.

THE STANDARDS OF PROFESSIONAL CONDUCT

I.	Compliance with Governing Laws and Regulations and the Code and Standards

A.	Required Knowledge and Compliance

All employees shall maintain knowledge of and shall comply with all applicable laws, rules, and regulations of any government, governmental agency, and regulatory organization governing their professional, financial, or business activities, as well as with these Standards of Professional Conduct and the accompanying Code of Ethics.

B.	Prohibition Against Assisting Legal and Ethical Violations

All employees shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing their professional, financial, or business activities, nor any act which would violate any provision of these Standards of Professional Conduct or the accompanying Code of Ethics.

[1]	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC. Riverbridge Services, Inc. is an affiliate of Riverbridge Partners, LLC.

C.	Prohibition Against Use of Material Nonpublic Information

All employees shall comply with all laws and regulations relating to the use and communication of material nonpublic information. All employees’ duties are generally defined as to not trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

Duties under the Standard include the following: (1) If the employee acquires such information as a result of a special or confidential relationship with the issuer or others, they shall not communicate the information (other than within the relationship) or take investment action on the basis of such information, if it violates that relationship. (2) If the employee is not in a special or confidential relationship with the issuer or others, they shall not communicate or act on material nonpublic information if they know, or should have known, that such information (a) was disclosed to them, or would result in a breach of a duty, or (b) was misappropriated.

If such a breach of duty exists, the employee shall make reasonable efforts to achieve public dissemination of such information. Any questions with relation to prohibited use of such information should be directed to the Compliance Staff.

D.	Responsibilities of Supervisors

All employees with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to their control, to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Code of Ethics or Standards of Professional Conduct. In so doing the employee is entitled to rely upon reasonable procedures established by his/her employer.

II.	Research Reports, Investment Recommendations and Actions

A.	Reasonable Basis and Representations

1.	All employees shall exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others.

2.	All employees shall have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.

3.	All employees shall make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

4.	All employees shall maintain appropriate records to support the reasonableness of such recommendations and actions.

B.	Research Reports

1.	All employees shall use reasonable judgment as to the inclusion of relevant factors in research reports.

2.	All employees shall distinguish between facts and opinions in research reports.

3.	All employees shall indicate the basic characteristics of the investment involved when preparing for general public distribution a research report that is not directly related to a specific portfolio or client.

C.	Portfolio Investment Recommendations and Actions

1.	When managing a portfolio according to a specific mandate, strategy, or style, relevant employees must:

a.	Take only investment actions that are consistent with the stated objectives and constraints of that portfolio or fund.

b.	Provide adequate disclosures and information so investors can consider whether any proposed changes in the investment style or strategy meet their investment needs.

2.	When managing separate accounts requiring planning from Riverbridge and before providing investment advice or taking investment action on behalf of the client, relevant employees must:

a.	Evaluate and understand the client’s investment objectives, tolerance for risk, time horizon, liquidity needs, financial constraints, any unique circumstances (including tax considerations, legal or regulatory constraints, etc.) and any other relevant information that would affect investment policy.

b.	Determine that an investment is suitable to a client’s financial situation.

c.	Use reasonable judgment to determine the applicable relevant factors.

3.	All employees shall distinguish between facts and opinions in the presentation of investment recommendations.

4.	All employees shall disclose to clients and prospective clients the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients any changes that might significantly affect those processes.

D.	Prohibition Against Plagiarism

All employees shall not, when presenting material to Riverbridge, their employer, associates, customers, clients, or the general public, copy or use in substantially the same form material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. The employee may, however, use without acknowledgment factual information published by recognized financial and statistical reporting services or similar sources.

E.	Prohibition Against Misrepresentation of Services

All employees shall not make any statements, orally or in writing, which misrepresent (1) the services that the employee or their firm is capable of performing for the client, (2) the qualifications of such employee or his/her firm, or (3) the expected performance of any investment.

All employees shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer’s obligations under the instrument.

F.	Prohibition Against Intentional Spread of False Information and Market Manipulation

All employees shall not intentionally spread false information intended to manipulate securities prices. Employees shall not spread rumors which they believe are false or misleading and would improperly influence the market price of any security. All employees must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

All employees shall not intentionally spread false information regarding Riverbridge Partners, including its business practices, products, clients or employees.

G.	Performance Presentation Standards

1.	All employees shall not make any statements, oral or written, which misrepresent the investment performance that the employee or their firm has accomplished or can reasonably be expected to achieve.

2.	If an employee directly or indirectly communicates individual or firm performance information to a client or prospective client, or in a manner intended to be received by a client or prospective client (“Performance Information”), the employee shall make every reasonable effort to assure that such performance information is a fair, accurate and complete presentation of such performance.

3.	The firm has adopted and all employees shall use the Global Investment Performance Standards (GIPS).

4.	If Performance Information complies with the Global Investment Performance Standards (GIPS), the employee shall be presumed to be in compliance with II.G.2. above.

H.	Fair Dealing with Customers and Clients

All employees shall act in a manner consistent with their obligation to deal fairly and objectively with all customers and clients when (1) providing investment information, (2) making investment recommendations, or (3) taking investment action.

III.	Priority of Transactions

All employees shall conduct themselves in such a manner that transactions for Riverbridge and their customers, clients, and employer have priority over transactions in securities or other investments of which they are the beneficial owner, and so that transactions in securities or other investments in which they have such beneficial ownership do not operate adversely to their interests. Employees of Riverbridge may allow Riverbridge to manage their personal accounts in accordance to Riverbridge portfolio models provided they have relinquished all trading authority to Riverbridge. The employee accounts managed by Riverbridge will participate with clients in a particular transaction and will not receive preferential treatment over the clients in the execution of this transaction.

For purposes of these Standards of Professional Conduct, an employee is a “beneficial owner” if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

IV.	Disclosure of Conflicts

All employees, when making investment recommendations, or taking investment actions, shall disclose to their customers and clients any material conflict of interest relating to them and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair their ability to render unbiased and objective advice.

All employees shall disclose to their employer2 all matters that could reasonably be expected to interfere with their duty to the employer, or with their ability to render unbiased and objective advice. (see Exhibit J)

All employees shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations or organizations governing their activities and shall comply with any prohibitions on their activities if a conflict of interest exists.

V.	Compensation

A.	Disclosure of Additional Compensation Arrangements

All employees shall inform their customers, clients, and employer of compensation or other benefit arrangements in connection with their services to them that are in addition to compensation from them for such services.

B.	Disclosure of Referral Fees

All employees shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit delivered to others for recommending their services to that prospective client or customer.

C.	Duty to Employer[3]

All employees shall not undertake independent practice that could result in compensation or other benefit in competition with their employer unless they have received written consent from both their employer, as applicable, and the person for whom they undertake independent employment.

VI.	Relationships with Others

A.	Preservation of Confidentiality

All employees shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the employee receives information concerning illegal activities on the part of the client. All employees shall follow the policies and procedures for safeguarding Riverbridge controlled property, including confidential information.

[2]	For the purposes of this parargraph, “employer” shall also mean Riverbridge Partners, LLC for those employees of Riverbridge Services, Inc. that perform services for Riverbridge Partners, LLC.
[3]	For the purposes of this provision, “employer” shall also mean Riverbridge Partners, LLC for those employees of Riverbridge Services, Inc. that perform services for Riverbridge Partners, LLC.

B.	Maintenance of Independence and Objectivity

All employees, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity. All employees shall refuse to participate in any business relationship that could reasonably be expected to affect their independence, objectivity, or loyalty to clients.

C.	Fiduciary Duties

All employees, in relationships with clients, shall use particular care in determining applicable fiduciary duty, meaning all employees put clients’ interests ahead of their own and mitigate perceived and actual conflicts of interest through policy, procedure and disclosure, and shall comply with such duty as to those persons and interests to whom it is owed.

VII.	Professional Misconduct

All employees shall not (1) commit an act that materially reflects adversely on his/her honesty, trustworthiness, or fitness as an employee in other respects, or (2) engage in conduct involving dishonesty, fraud, deceit, misrepresentation, or unethical practices.

All employees shall immediately disclose the following occurrences to Riverbridge Partners and his/her employer, if different:

1.	The employee has been convicted of or pled guilty or “no contest” in a domestic, foreign, or military court to any felony;

2.	The employee has been charged with any felony;

3.	The employee has been convicted of or pled guilty or “no contest” in a domestic, foreign, or military court to a misdemeanor involving the following; the employee has been charged with a misdemeanor involving the following; or the employee has been found liable or involved in an arbitration claim, civil, self-regulatory organization, or administrative proceeding involving the following:

a.	investments or an investment-related business;

b.	fraud, false statements, or omissions;

c.	theft, embezzlement, or other wrongful taking of property;

d.	bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses; or

e.	dishonest, unfair, or unethical practices.

4.	The employee has been the subject of a bankruptcy petition.

VIII.	Gifts/Entertainment

All employees must not accept any gift that could reasonably be expected to affect their independence, objectivity, or loyalty to clients.

A.	Receipt of Gifts

It is the policy of Riverbridge Partners to achieve a balance relative to the receipt/acceptance of gifts from clients or vendors with the avoidance of conflicts of interest or appearances of impropriety. As such, receipt of a holiday gift or expression of thanks from a client for a job well done is not prohibited, provided that the gift is not cash or a cash equivalent, which are prohibited by Riverbridge. However, all non-cash gifts from clients or vendors, the estimated value of which clearly exceeds $200, should be reported to the Compliance Staff. The above policy recognizes that the dollar value of attendance at certain functions (dinner, golf outing, sporting event) will exceed $200, and is not intended to be prohibited by this policy. However, attendance at such vendor sponsored events should be reported to the Compliance Staff so that a determination can be made that it (they) is (are) neither excessive nor create(s) the potential for a conflict of interest. An employee may entertain or be entertained by a person or entity that does business with or on behalf of Riverbridge if the person or entity is also in attendance. An employee should consult with the Compliance Staff with any questions or concerns before the entertainment event. A gift and entertainment log is maintained by the Compliance Staff.

B.	Gifts to Clients

Although Riverbridge does not prohibit gifts to clients, including a gesture of appreciation for referring a prospective new client, all Riverbridge employees and other personnel must be mindful that such gifts should not be of a magnitude and/or frequency to potentially raise issues that the gift(s) rise to a level that the client is receiving non-cash compensation for acting as a solicitor. Solicitor arrangements are governed on both a SEC and state level.

IX.	Service as a Director

No employee shall serve on the board of directors of any publicly traded companies, without prior written authorization from Riverbridge Partners. Riverbridge will authorize board service only if it determines that such board service is consistent with the interest of its clients. If Riverbridge authorizes board service, it shall do so subject to appropriate safeguards, including in most cases “Chinese Walls” or other procedures to isolate the employee from the making of investment decisions related to the company on whose board the employee serves. (see Exhibit K)

X.	Political Contributions (Pay to Play)

Riverbridge Partners is not allowed to obtain business in return for political contributions and fund-raising. Therefore, no employee that is a “covered associate” of Riverbridge Partners shall contribute to the campaign of a government official of a government entity that is directly or indirectly responsible for, or has the authority to influence, the hiring of advisers. A “covered associate” is any general partner, managing member or executive officer, any employee who solicits a government entity and any person who supervises such employee. As an exception, “covered associates” may contribute $350 or less per election per candidate for whom the employee can vote and $150 or less per election per candidate for whom the employee is not entitled to vote. (see Exhibits F, G, H and I)

POLICY STATEMENT ON INSIDER TRADING

I.	Introduction

Riverbridge seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, Riverbridge views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal.

II.	Scope of the Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all employees of Riverbridge (including spouses, minor children and adult members of their households).

The law on insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the firm’s Compliance Staff. You must also notify the Compliance Staff immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

III.	Policy Statement on Insider Trading

No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others (such as for any accounts managed by Riverbridge), while in possession of material, nonpublic information; nor may such Riverbridge employees communicate material, nonpublic information to others in violation of the law. This section reviews principles important to the Policy Statement.

A.	What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” text exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Compliance Staff.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, pre-publication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about the WALL STREET JOURNAL’S Heard on the Street column.

B.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

C.	Identifying Inside Information

Before executing any trade for yourself or others, including all accounts managed by Riverbridge, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

1.	Report the information and proposed trade immediately to the Compliance Staff.

2.	Do not purchase or sell the securities on behalf of yourself or others, including all accounts managed by Riverbridge.

3.	Do not communicate the information inside or outside Riverbridge, other than to the Compliance Staff.

4.	After the Compliance Staff has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

You should consult with the Compliance Staff before taking any action. This degree of caution will protect you, your clients and the firm.

D.	Contacts with Public Companies

For Riverbridge, contacts with public companies represent an important part of our research efforts. Riverbridge may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly- available information. Difficult legal issues arise, however, when, in the course of these contacts, a Riverbridge employee or other persons subject to this Policy Statement become aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Riverbridge must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Compliance Staff immediately if you believe that you may have received material, nonpublic information.

E.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Riverbridge employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

IV.	General Comments

A.	To Whom the Policy Statement Applies and Recordkeeping

Section 204A of the Investment Advisers Act of 1940 requires investment advisers that make and keep records pursuant to Section 204 of the Investment Advisers Act to establish, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information “by any person associated with such investment adviser”. Therefore, all employees of Riverbridge are subject to this Policy Statement.

The following records are required to be maintained for six years in an easily accessible place: 1) a copy of each Code of Ethics that was in effect within the six years; 2) a record of any violation and the action taken as a result of the violation; 3) all reports made by an employee and any information provided in lieu of reports; 4) a record of all persons within the past six years who are or were required to make reports or were responsible for reviewing reports; 5) a copy of each approval for the purchase of a private placement by an employee.

SUPERVISORY PROCEDURES FOR INSIDER TRADING

I.	Supervisory Procedures

Riverbridge has assigned the Chief Compliance Officer with primary responsibility for the implementation and maintenance of Riverbridge’s policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications- prevention of insider trading and detection of insider trading.

A.	Prevention of Insider Trading

To prevent insider trading, the Chief Compliance Officer should:

1.	provide on a regular basis, an educational program to familiarize employees with Riverbridge’s policy and procedures;

2.	answer questions regarding Riverbridge’s policy and procedures;

3.	resolve issues of whether information received by an employee is material and nonpublic and determine what action, if any, should be taken;

4.	review on a regular basis and update as necessary Riverbridge’s policy and procedures;

5.	when it has been determined that an employee has material, nonpublic information:

a.	implement measures to prevent dissemination of such information, and

b.	if necessary, restrict employees from trading the securities.

B.	Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer or designated employee should:

1.	review the trading activity reports filed by each employee against the trades authorized by the Investment Team for Riverbridge clients;

2.	review trading activity of Riverbridge’s own accounts;

3.	promptly investigate all reports of any possible violation of Riverbridge’s Policy and Procedures to Detect and Prevent Insider Trading; and

4.	coordinate the review of such reports with the appropriate employees of Riverbridge.

C.	Special Reports to Management

Promptly upon learning of a potential violation of Riverbridge’s Policy and Procedures to Detect and Prevent Insider Trading, the Chief Compliance Officer will report to the Executive Committee, providing full details, which will include (1) the name of particular securities involved, if any; (2) the date(s) the Chief Compliance Officer learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

PROCEDURES TO IMPLEMENT

THE POLICY STATEMENT ON INSIDER TRADING

II.	Procedures to Implement Riverbridge’s Policy Against Insider Trading

The following procedures have been established to aid the employees of Riverbridge to avoid insider trading, and to aid Riverbridge in preventing, detecting and imposing sanctions against insider trading. All employees are considered access persons and therefore subject to this policy. Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

A.	Personal Securities Trading

All employees shall complete a Personal Security Transaction Report (see Exhibit A) prior to effecting securities transactions. A prohibited trading period exists as employees must obtain approval prior to trading issues whose price may be materially impacted (market capitalization under $2 billion) and will not be allowed to execute these trades in their accounts if Riverbridge is aware of pending client orders that are greater than 20% of the last 10-day average trading volume. Those individuals charged with approving transaction requests shall promptly notify the employee of clearance or denial of clearance to trade. All employees shall complete a Personal Security Transaction Report for each transaction in which they, their families (including the spouse, minor children and adults living in the same household as the employee), or trust of which they are trustees or in which they have a beneficial interest, are parties. Employees of Riverbridge that have allowed Riverbridge to manage their personal accounts in accordance to Riverbridge portfolio models, and have relinquished all trading authority to Riverbridge, are not required to complete a Personal Security Transaction Report prior to effecting securities transactions as the employee will not be aware of the execution for the transaction until after completion.

When contemplating personal transactions, Riverbridge employees should be aware of the following:

1.	All employees of Riverbridge have the duty to, at all times, place the interest of the client first.

2.	All employees of Riverbridge shall handle his or her personal securities transaction in such a manner as to avoid any actual or potential conflict of interest or any abuse of position of trust and responsibility.

3.	All security transactions with market caps under $2 billion must be pre- cleared, and Riverbridge employees are not allowed to execute personal trades in these securities if Riverbridge is aware of pending client orders that are greater than 20% of the last 10 day average trading volume.

4.	Riverbridge employees are discouraged from engaging in short-term trading strategies.

5.	The purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

6.	All employees shall cause the executing broker of personal security transactions to send copies of the trade confirmations to the attention of the Riverbridge Partners Compliance Department. (see Exhibit D) Monthly statements shall also be sent to the Riverbridge Partners Compliance Department. With respect to any account established by employees in which any securities were held for the direct or indirect benefit of the employee, the employee must report at least quarterly the name of the broker, dealer or bank, the account number, the account registration and the date the account was established.

7.	All employee trades are recorded by the Riverbridge Partners Compliance Staff with the employee certifying on a quarterly basis that all trades are inclusive. (see Exhibit B) On an annual basis, all employees will certify their personal security holdings. (see Exhibit C)

8.	No employee shall acquire any securities in an Initial Public Offering (IPO), an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Act of 1933.

9.	No private placements without advance approval. (see Exhibit E)

10.	No use of inside information.

11.	No non-retail relationships with broker/dealers.

12.	No preferential treatment due to Riverbridge employment.

B.	Annual Holdings Reports

Employees are required to annually certify their personal security holdings of all reportable transactions no later than 45 days after the end of the calendar year and must be current as of 45 days prior to the submission. (see Exhibit C) The holdings should include the title and type of security, and, if applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee has any direct or indirect beneficial ownership. Included with the annual holdings report will be the name of any broker, dealer or bank with which the employee mantains an account in which any reportable securities are held for the employee’s direct or indirect benefit. If securities such as private placements are held outside of the monthly statements received by Riverbridge, they will be recorded and certified as well. Accounts with securities that are not required to be reported do not need to be included.

C.	New Employees

New employees of Riverbridge are required to report their personal securities holdings within 10 days of becoming an access person. This information must be current as of a date not more than 45 days prior to the date the individual becomes an access person. The holdings should include the title and type of security, and, if applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee has any direct or indirect beneficial ownership. Included with the holdings will be the name of any broker, dealer or bank with which the employee mantains an account in which any reportable securities are held for the employee’s direct or indirect benefit. New employees are trained in all aspects of the Code of Ethics and must acknowledge they have read, understand and will comply with the Code.

D.	High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of a Riverbridge employee’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited while the transactions are pending. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Riverbridge employees should understand that short sales and trading in derivative instruments involve special risks - derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each employee to Riverbridge may heighten those risks. For example, if Riverbridge becomes aware of material, nonpublic information about the issuer of the underlying securities, Riverbridge employees may find themselves “frozen” in a position in a derivative security. Riverbridge will not bear any losses resulting in personal accounts through the implementation of this Policy Statement.

E.	Restrictions on Disclosures

Riverbridge employees shall not disclose any nonpublic information (whether or not it is material) relating to Riverbridge or its securities transactions to any person outside Riverbridge (unless such disclosure has been authorized by Riverbridge). Material, nonpublic information may not be communicated to anyone, including persons within Riverbridge, except as provided for in Riverbridge’s Policy Statement on Insider Trading. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

F.	Acknowledgment

All employees shall certify annually through Schwab Compliance Technologies that they have read and understand these Rules of Conduct, including the Code of Ethics, and recognize that they are subject to them.

All employees shall certify annually through Schwab Compliance Technologies that they have complied with the requirements of these Rules of Conduct and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of these Rules of Conduct.

RIVERBRIDGE PARTNERS, LLC

ACKNOWLEDGMENT4

RULES OF CONDUCT

(submitted by employee through Schwab Compliance Technologies)

I have read and understand the Riverbridge Partners, LLC Rules of Conduct, which include its Code of Ethics and Policy Statement on Insider Trading. I certify that I have, to date, complied and will continue to comply with these Rules, including the Code and Policy. I understand that any violation of the above may lead to sanctions, including dismissal.

[ ]	I acknowledge that I have no outstanding charges for any incidents that have not previously been disclosed to Riverbridge Partners, LLC, nor been found liable or involved in any claim or proceeding that has not previously been disclosed to Riverbridge Partners, LLC. *

*	Charges or claims involving but not limited to investments, fraud, false statements/omissions, theft, embezzlement, bribery, perjury, forgery, counterfeiting, extortion, assault, drugs, alcohol or bankruptcy.

Signature	Date

Name

[4]	Employees of Riverbridge Services, Inc. may execute a Riverbridge Services, Inc. form acknowledgement in substantially similar form to this Acknowledgement, which Riverbridge Partners, LLC may request a copy of for its files.

EXHIBIT A

RIVERBRIDGE PARTNERS, LLC

EMPLOYEE* PERSONAL SECURITY TRANSACTION APPROVAL

1.	Request for Approval (by employee in advance of the transaction and submitted through Schwab Compliance Technologies-SCT. The approval process is captured in SCT including the date/time)

Employee:
Brokerage Account:
Security Type: (stock, mutual fund, municipal bond, etc.)
Symbol:
Description:
Action:	Purchase	Sale
Requested Quantity:
Order Type: (market, limit)
Market Cap (check one):	Under $2 Billion	Over $2 Billion

Pre-clearance Questions:

Is the security you are pre-clearing to trade under $2 billion market cap? Yes ____ No ____

Do you have material non-public information regarding this trade? Yes ____ No ____

NOTE: THIS AUTHORIZATION IS ONLY VALID FOR THE DAY OF APPROVAL

PERSONAL TRADES IN SECURITIES UNDER $2 BILLION MARKET CAP REQUIRE APPROVAL FROM

TRADING AND THE INVESTMENT TEAM PRIOR TO PLACEMENT.

2.	Authorization (By Trading Department) The Request for Approval is sent to Trading through Schwab Compliance Technologies. If the security is over $2 billion market cap, Trading reviews and approves/denies the transaction, which is reported back to the employee through SCT.

Issue Owned	Yes	____	No	____
Issue Traded Today	Yes	____	No	____
Client Traded First	Yes	____	No	____
Approved Using De Minimis Policy*	Yes	____	No	____

*	De Minimis Policy: Employees are not allowed to execute personal trades in securities with market caps under $2 billion if Trading is aware of pending client orders that combined are greater than 20% of the last 10-day average trading volume.

3.	Authorization (By Investment Team) If the security is under $2 billion market cap, Trading forwards the Request for Approval to an Investment Team member for approval. The Investment Team member approves/denies the transaction, which is reported back to the employee through SCT. The Investment Team member is acknowledging that to the best of his/her knowledge, no imminent portfolio model change is planned involving this security.

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT B

RIVERBRIDGE PARTNERS, LLC

Report of Personal Securities Transactions

Pursuant to

Rule 17j-1 under the Investment Company Act of 1940

Submitted quarterly by employees through Schwab Compliance Technologies to Compliance for approval with date and time recorded. Submitted no later than 30 days after the end of each calendar quarter, covering all reportable transactions during the quarter.

In accordance with Firm policy and regulatory requirements, employees are required to submit to Compliance a quarterly report of their personal securities transactions ("reportable securities"). Each employee is required to disclose their transactions or the fact that they have no transactions via this Affirmation at the time the person becomes an access person and no later than 30 days after the end of each calendar quarter, which must cover all reportable transactions during the quarter. "Reportable Securities" include all securities except the following:

□	Transactions and holdings in direct obligations of the U.S. government;

□	Money market instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments;

□	Shares of money market funds;

□	Transactions in shares of open-end mutual funds, unless Riverbridge acts as adviser or sub-adviser of the fund; and

□	Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan.

Brokerage Account #	Trade Date	Security Type	Symbol	Description	Action	Quantity	Price Per Unit	Net Settlement Amount

I affirm that the list of quarterly transactions is complete and accurate. Or, if none are listed, I have no transactions to disclose.

I certify that I have made no political contributions this quarter to an official of a government entity client or prospective client.

I certify that I have informed the CCO of any new accounts for securities established during the quarter. I certify that I have informed the CCO of any gifts received during the quarter in excess of $200.

EXHIBIT B (continued)

INSTRUCTIONS

1.	Transactions required to be reported. You should report every transaction in which you acquired or disposed of any beneficial ownership of any security during the calendar quarter. For reporting purposes, “beneficial ownership of securities” includes securities held:

a.	for your benefit by others (e.g. brokers, custodians and pledgees);
b.	for the benefit of your spouse, minor children or any relative who shares your home;
c.	by a partnership of which you are a partner;
d.	by a company over which you have controlling influence, and which is primarily engaged in the business of investing or trading in securities; and
e.	by a trust (i) over which you have any direct or indirect control and under which either you or any member of your family is a beneficiary or (ii) over which you have the power to revoke and vest or revest title to yourself.

2.	Transactions not required to be reported. You do not need to report transactions in direct obligations of the United States, money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, high quality short-term debt instruments, shares of money market funds, shares of open-end mutual funds (investment companies registered under the Investment Company Act) unless advised or sub-advised by Riverbridge Partners, and purchases effected upon the exercise of certain rights provided by the issuer (such as automatic reinvestment of dividends). Transactions effected pursuant to an automatic investment plan do not need to be reported unless the transaction overrides the set schedule or allocations of the plan.

3.	Report through Schwab Compliance Technologies and certify WITHIN THIRTY (30) DAYS OF THE END OF THE CALENDAR QUARTER.

a.	Date of Transaction. State the trade date (not the settlement date).
b.	Nature of Transaction. State the character of the transaction (e.g. purchase, sale,)
c.	Security Type, and Symbol or Cusip of Issuer.
d.	Number of Shares or Face Amount of Bonds. State the number of shares of stock and the face amount of debt securities by account. If your ownership interest is through a spouse, relative, partnership, corporation, trust or other entity, state the entire amount of securities involved in the transaction per account. If filled in lots, report each lot separately.
e.	Price Per Unit. State the purchase or sale price per unit.
f.	Net Amount of Transaction. State the total purchase or sale price after commission.
g.	Broker, Dealer or Bank Effecting Transaction and Account #. State the name of the broker, dealer or bank with or through whom the transaction was effected and the Account #.

EXHIBIT C

Schwab Compliance Technologies Annual Holdings Disclosure:

In accordance with Firm policy and regulatory requirements, employees are required to submit to Compliance an annual holdings report of all reportable transactions. Each employee is required to disclose their holdings or the fact that they have no holdings via this Affirmation:

□	No later than 10 days after the person becomes an access person. The report must be current as of 45 days prior to the date the person became an access person, and
□	No later than 45 days after the end of the calendar year, which must cover all reportable securities holdings and be current as of 45 days prior to the submission

I affirm that the list of annual year end holdings is complete and accurate, or my statements have been provided to Compliance. If none are listed, I have no holdings to disclose.

RIVERBRIDGE PARTNERS, LLC EMPLOYEE* TRADING

ANNUAL HOLDINGS SUMMARY

Employee Name

I certify that all statements received by Riverbridge Partners, LLC are accurate and complete for accounts that hold reportable securities held by my household or for my beneficial interest. If statements are not received by Riverbridge Partners, LLC, I certify that the attached information about these reportable securities held by my household or for my beneficial interest is accurate.

Signature of Employee

Date

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT D

Dear Broker:

So that I may comply with the regulations of Riverbridge Partners, LLC, please make the following changes to my account # _________________.

On an ongoing basis, please send duplicate confirmations and statements of my holdings to:

Riverbridge Partners, LLC

Attn: Compliance Department

1200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Please contact me at 612-904-6200 if you have any questions or need additional information. These changes should be made immediately.

Sincerely,

EXHIBIT E

RIVERBRIDGE PARTNERS, LLC EMPLOYEE PRIVATE PLACEMENT APPROVAL

Prior approval is required of all employees* before purchasing a private placement or a limited offering1.

Please complete this form and submit to the Riverbridge Partners, LLC Compliance Department.

Employee Name

Name of Issuer

Amount of Purchase

Date of Purchase

Approval of Compliance Department	Date

[1]	A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT F

RIVERBRIDGE PARTNERS, LLC

CAMPAIGN CONTRIBUTION POLICY

It is the policy of Riverbridge Partners, LLC to not contribute corporate funds to any political campaign or political organization. The employees* of Riverbridge Partners may contribute their personal funds as they wish (following the below Pay to Play Rule), but the corporation cannot, due to our client base and the possible requirement to report contributions. In addition, political contributions may be viewed as the firm trying to influence a client or prospect.

Pay to Play Rule

No employee that is a “covered associate” of Riverbridge Partners shall contribute to the campaign of a government official of a government entity that is directly or indirectly responsible for, or has the authority to influence, the hiring of advisers. A “covered associate” is any general partner, managing member or executive officer, any employee who solicits a government entity and any person who supervises such employee. As an exception, “Covered Associates” may contribute $350 or less per election per candidate for whom the employee can vote and $150 or less per election per candidate for whom the employee is not entitled to vote.

It is the policy of Riverbridge Partners to not provide directly or indirectly any payment to any person to solicit a government entity for the services of Riverbridge Partners unless the person is a “regulated person” such as an SEC-registered investment adviser or an SEC-registered broker-dealer or an employee of Riverbridge Partners.

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT G

RIVERBRIDGE PARTNERS, LLC PAY TO PLAY PROCEDURES

All employees* are considered “covered associates”.

All employees will certify annually that they have and will comply with the policy. Certification added to the EPST quarterly form.

All employees must complete a Political Contribution Authorization Form when making a donation. All donations will be recorded.

The list of government entity clients will be reviewed and updated quarterly.

Mutual Fund (investment company registered under the Investment Company Act) clients will be contacted to obtain government entity indirect clients invested in the fund.

No payments to any person to solicit government entities unless that person is a regulated person which includes an SEC registered IA or Broker/Dealer.

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT H

RIVERBRIDGE PARTNERS, LLC ACKNOWLEDGMENT*

“PAY TO PLAY”

I understand the Riverbridge Partners, LLC policy relating to the “Pay-to-Play” Rule under the Investment Advisers Act. I certify that I have, to date, complied and will continue to comply with this Rule and Policy. I have informed the Riverbridge Partners, LLC Compliance Department of any political contributions made by me directly or indirectly and have made no political contributions to an official of a government entity client or prospective client. I understand that any violation of the above may lead to sanctions, including dismissal.

Signature	Date

Name

*	Employees of Riverbridge Services, Inc. may execute a Riverbridge Services, Inc. form acknowledgement in substantially similar form to this Acknowledgement, which Riverbridge Partners, LLC may request a copy of for its files.

EXHIBIT I

POLITICAL CONTRIBUTION AUTHORIZATION FORM

(Submitted through Schwab Compliance Technologies)

EMPLOYEE* INFORMATION

Name:

PROPOSED CONTRIBUTION IS INTENDED FOR:
Organization
Individual

If “ORGANIZATION”, Name of ORGANIZATION:

If “ORGANZATION”, Organization Type
Political Party
Political Action Committee
Other Organization

If “INDIVIDUAL”, Name of INDIVIDUAL:

If "Individual", Candidate's Current Title and Office:

What office/position is candidate running for?

What is the date of the primary or general election for this position?

Candidate’s City:

Candidate’s State (two digit abbreviation):

Are you eligible to vote for this individual?
Yes
No

Have you made prior contributions to this Organization/Candidate within the last 24 months?
Yes
No

If “Yes”, how much have you previously contributed and when?

Dollar Amount of Proposed Contribution: $

Note: Contribution cannot be made without Compliance Approval

Approved Contributions must be made within five (5) days of approval date

______I understand the Riverbridge Partners, LLC policy relating to the "Pay-to-Play" Rule under the Investment Advisers Act. I certify that I have, to date, complied and will continue to comply with this Rule and Policy. I have informed my employer, Riverbridge Services, Inc., and Riverbridge Partners, LLC's Compliance Department of any political contributions made by me directly or indirectly, and have made no political contributions to an official of a government entity client or prospective client. I understand that any violation of the above may lead to sanctions, including dismissal.

Compliance Approval:	Date:

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT J

EMPLOYEE* OUTSIDE BUSINESS ACTIVITIES

(Submitted through Schwab Compliance Technologies)

All employees are required to report Outside Business Activities to the Firm that have the potential to cause a conflict of interest. (See guidance attached and viewable on Schwab Compliance Technologies)

No employee shall serve on the board of directors of any publicly traded company without prior written authorization from Riverbridge.

Please list all family members that are currently employed in the financial services industry along with their employer.

Name of Organization/Company:

Is the business, or your role in the business, investment related?
Yes
No

Nature of the Business:

Position/Title:

Do you have a financial interest in the organization/company? If yes, please explain.
Yes	Explain:
No

To your knowledge, is this organization/company a client of the Firm? If “yes”, explain the relationship, e.g. Riverbridge managing assets for the pension plan.
Yes	Explain:
No

______Riverbridge employees are expected to avoid any outside activity, employment, position, or association that might interfere or appear to interfere with the independent exercise of the employee's judgment regarding the best interests of the Firm and its clients. Please acknowledge that you understand this statement.

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT J (continued)

Employee* Guide to Outside Activities (viewable on Schwab Compliance Technologies)

This guidance is general in nature and is not intended to apply to situations specified if a conflict of interest does exist because of the specific facts involved.

□	Outside activities that would not cause a conflict of interest to arise are not required to be disclosed under this policy.

□	Outside activities of a purely personal nature (e.g. hobbies, recreational sports, education, etc.) are not required to be disclosed under this policy.

□	Some outside activities generally requiring disclosure and subsequent approval under this policy include:
□	Board Service for a publicly traded company (this requires prior authorization from Riverbridge Partners)
□	Service as an officer/director of an entity in a related business
□	Employment (including the holding of an officer title such as vice-president or chief executive officer) involving management or decision-making authority or administration activities relating to investments and/or a Riverbridge client relationship
□	Charitable/not-for-profit activities involving management or other decision- making authority or administration activities relating to investments and/or a Riverbridge client relationship
□	Membership in social, religious, political, or other similar organizations involving management or other decision-making authority or administration activities relating to investments and/or a Riverbridge client relationship
□	Elected political office or political appointments (any level of government or government agency)
□	Direct or indirect ownership in a private enterprise
□	Significant ownership (10% or more) in a publicly traded company
□	Personal activities having business attributes (e.g. executorships, powers of attorney, trustee duties) involving a Riverbridge client relationship
□	Writing or speaking engagements relating to investments

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.

EXHIBIT K

Riverbridge Partners

EMPLOYEE BOARD MEMBERSHIP APPROVAL

Prior approval is required of all employees* before serving on the board of directors of any publicly traded company.

Please complete this form and submit to the Compliance Department.

Employee Name

Name of Company

Date of Membership

Approval of Compliance Department	Date

*	The term “employee” shall include those employees of Riverbridge Services, Inc., a Delaware corporation, that perform services for Riverbridge Partners, LLC.